Exhibit 10.7

Employment Agreement

This Employment Agreement is made and entered into this 15th  day of March, 2014 by and between Nortech Systems, Incorporated, a Minnesota corporation (hereinafter called “Nortech”) and  Richard G. Wasielewski (hereinafter called “Wasielewski”).

Recitals

The parties recite and declare:

A.                                     Nortech is engaged in the business of manufacturing wire harnesses, cable and electromechanical assemblies, printed circuit board assemblies and higher level assemblies for a wide range of commercial and defense industries.

B.                                     Wasielewski is currently employed by Nortech as President and Chief Executive Officer.

C.                                    Nortech desires to continue to employ Wasielewski as its President and CEO on terms and covenants, and conditions set forth in this Employment Agreement.

For the reasons set forth above and in consideration of the mutual promises and agreements set forth herein, Wasielewski and Nortech agree as follows:

1.                                     Employment. Nortech hereby employs Wasielewski on a full-time basis as President and Chief Executive Officer of Nortech. Wasielewski shall have duties assigned consistent with his position.

2.                                     Time Effort Duties. Wasielewski agrees that he will, at all times, faithfully and diligently perform all of the duties of the position of President and Chief Executive Officer for Nortech.

3.                                     Term. The term of this Agreement shall be for a period of 24 months, commencing March 15, 2014 and terminating March 14th, 2016. This Agreement will renew itself at the end of that time for an additional 12 months unless either party gives written notice one hundred eighty (180) days prior to March 14th, 2016 of intent to amend or terminate this Agreement.

4.                                     Compensation. Nortech shall pay Wasielewski the following compensation:

a.)                                  A base salary of $264,500.00 per year. Such salary is subject to an annual escalator in accordance with Nortech’ s executive pay schedule during the time of this Agreement.

b.)                                  Participation in any short or long term incentive plan for which Nortech determines Wasielewski is eligible.

c.)                                   Participation in all of Nortech’s qualified benefit plans and any executive benefit or perquisite for which Nortech determines Wasielewski is eligible. (See Exhibit I for details)

5.                                     Expenses. Nortech shall reimburse Wasielewski for all reasonable and customary expenses incurred in the performance of his duties in accordance with Nortech’s policy.

6.                                     Illness or Incapacitv. If Wasielewski becomes unable to perform his duties due to illness or incapacity during the time of this Agreement, his compensation, as set out in Section 4, shall be continued for a period of 24 months.

7.                                     Termination bv Wasielewski. This Agreement may be terminated by Wasielewski on giving 180 days advance written notice to Nortech. In this event, Nortech shall pay compensation prorated to this date of termination, accrued personal leave time, and other fringe benefit plans in which Wasielewski is a participant. After such payment is made, Nortech shall have no further financial obligation to Wasielewski pursuant to this Agreement.

8.                                  Termination by Nortech.

a.)                                  Nortech may terminate Wasielewski’s employment under this Agreement at any time and without notice if due to Wasielewski’s illegal conduct. In this event, Nortech shall pay compensation prorated to the date of termination, accrued personal leave time, and other benefits as provided by the Nortech fringe benefit plans. After such payment is made, Nortech shall have no further financial obligation to Wasielewski pursuant to this Agreement.

b.)                                 Nortech may terminate Wasielewski’s employment under this Agreement at any time and without notice. If this termination is other than as specified in Section 8( a) of this Agreement, Wasielewski will receive severance compensation equal to his base salary and bonus at the time of termination for a period of 12 months or balance of contract term, whichever is greater. Wasielewski will continue to participate in all of Nortech’s fringe benefit programs in which he was participating at the time of termination for 12 months or balance of contract term, whichever is greater. The severance payment will not be offset by any income earned should Wasielewski secure new employment during the severance period.

9.                                     Death. If Wasielewski should die during the term of this Agreement or any extension thereof, Nortech shall pay to Wasielewski’s estate the compensation which otherwise would be payable to Wasielewski up to the end of the month in which his death occurred. Said compensation shall include any, and all, accrued personal leave time and other benefits as provided by the fringe benefit plans in which Wasielewski is a participant. After such payment, Nortech shall have no further obligation to Wasielewski’s estate pursuant to this Agreement.

to.                                 Noncompetition Covenant. Wasielewski agrees that, in addition to any other limitation contained in this Agreement, that if he initiates the termination of employment, for a period of one (1) year immediately following the termination of his employment under this Agreement, Wasielewski will not, anywhere in the United States or Mexico, directly or indirectly, engage in, or in any manner be connected with or employed by, as an individual, partner, agent, officer, director, or stockholder of any firm, corporation, person, or other entity in any business similar to Nortech’s business. Wasielewski specifically acknowledges receipt and adequacy of consideration and reasonableness of the time and distance provisions of this noncompetition covenant.

11.                             Solicitation After Termination. Wasielewski agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment (other than termination resulting from termination of Wasielewski by the Company or expiration of the term of this Agreement), for a period of one (1) year immediately following the termination of his employment under this agreement, Wasielewski will not, on behalf of himself or on behalf of any other person, firm, corporation, or other entity, call on any of the customers of Nortech for the purpose of soliciting and/or providing to any of such customers any of Nortech’s products; nor will he, in any way, directly or indirectly, for himself, or on behalf of any other person, firm, corporation, or other entity, solicit, divert, or take away any customer or employee.

12.                              Use of Confidential Information. Wasielewski agrees that, in addition to any other limitation contained in this Agreement, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation, or other entity any information relating to customer lists, records, costs, prices, nor any confidential data, information, knowledge, or secrets that Wasielewski might from time to time acquire with respect to the business.

13.                           Communications To Nortech.

a.)                                 From the time this Agreement commences until the termination of this Agreement, Wasielewski shall communicate and channel to Nortech all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Nortech, whether acquired by Wasielewski before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

b.)                                 Any such information communicated to Nortech as stated above shall be and remain the property ofNortech, in spite of the subsequent termination of this Agreement.

14.                              Binding Effect. This Agreement shall be binding on and inure to the benefit of any successor or successors of Nortech and the personal representatives of Wasielewski.

15.                              Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Minnesota.

16.                              Entire Agreement. This agreement shall constitute the entire Agreement between the parties, and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in  this Agreement.

17.                              Modification. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

18.                              No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement. or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

19.                              Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when delivered in person, or when sent by certified or registered mail if sent to the address of each party as follows:

To Wasielewski:

Richard G. Wasielewski

Nortech Systems Inc.

Suite 201

1120 Wayzata Blvd E

Wayzata, MN 55391

To Nortech:

Kenneth Larson

7400 Metro Boulevard, Suite 100

Edina, MN 55439 (or any subsequent change of address.)

20.                              Attorney Fees. In the event any action is filed by either party with relation to this Agreement, Nortech will be responsible for reasonable attorney fees for Wasielewski.

21.          Severability. If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

IN WITNESS WHEREOF, each party of this Employment Agreement has caused it to be executed at Wayzata, Minnesota the date indicated below.

NORTECH SYSTEMS, INCORPORATED

By
Kenneth Larson
Chairman, Compensation Committee

By
Richard G. Wasielewski
President and CEO

Exhibit I

• Executive Perquisites

•                  Participation in Nortech Benefits Programs

•                  Participation in the Principal Executive Bonus Program.

•                  Participation In Nortech’ Equity Rights Plan.

•                  A 24 month employment contract (renewing for 12 months automatically for 12 months unless 180 day notice is given).

•                  Club dues (up to annual cap of $1500)

•                  Change of Control Agreement.

•                  Stock Options (If a new plan is approved).

•                  Tax planning and return preparation (up to $2500 annually).

•                  Annual Physical at the Mayo Clinic.

•                  Auto Allowance of $650 per month

•                  Auto insurance reimbursement

•                  Cell phone allowance

•                  Home office internet expense.